Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FOURTH QUARTER AND YEAR END 2021 FINANCIAL RESULTS

Englewood, Colorado, February 25, 2022 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported fourth quarter and year end 2021 results(1).

“As a team we are focused on a turnaround of this business that will modernize the value proposition, stabilize our core flagship brands and capitalize on growth opportunities,” said David Rawlinson, President and CEO of Qurate Retail. “In the fourth quarter, we managed through a number of continuing challenges and are not pleased with the performance. We feel confident in our ability to deliver, although we know it will take time to improve some aspects of the business and innovate.”

“As we concentrate on enhancing the value proposition and establishing a new growth path, we are maintaining a focus on cost control and free cash flow generation.  We believe that we can sustain strong free cash flow while we manage through these transitions and invest in the future.”

Fourth quarter and full year 2021 operating results:

●Total Qurate Retail revenue decreased 9% to $4.1 billion in Q4, and decreased 1% to $14 billion in full year
●In constant currency(2) revenue decreased 8% in Q4 and 1% in full year
●eCommerce revenue decreased 9% to $2.6 billion or 65% of total revenue in Q4, and decreased 1% to $8.8 billion or 63% of total revenue in full year
●Qurate Retail reported diluted EPS of $(0.54) in Q4 and $0.82 in full year
●Adjusted diluted EPS(3) of $0.40 in Q4 and $1.73 in full year
●QxH revenue decreased 7% in Q4 and 3% in full year
●QVC International revenue decreased 9% in Q4 and increased 4% in full year
●In constant currency, revenue decreased 5% in Q4 and increased 2% in full year
●Zulily revenue decreased 30% in Q4 and 11% in full year
●Cornerstone revenue increased 8% in Q4 and 16% in full year

Corporate updates:

●Distributed special cash dividend of $1.25 per common share on November 22, 2021, for an aggregate dividend of approximately $488 million

●	From November 1, 2021 through January 31, 2022, repurchased 18.2 million QRTEA shares at an average price per share of $9.22 (unadjusted for special cash dividend distribution) and total cost of $168 million
●	As of December 31, 2021, all 3.50% MSI exchangeable debentures were exchanged or redeemed for a net cost of $315 million, after settlement of financial instruments

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2021 to the same periods in 2020.

FOURTH QUARTER 2021 FINANCIAL RESULTS

(amounts in millions)	4Q20	4Q21	% Change	% Change Constant Currency(a)
Revenue
QxH	$2,723	$2,539	(7)%
QVC International	896	813	(9)%	(5)%
Zulily	503	351	(30)%
Cornerstone	331	357	8%
Intersegment eliminations	(1)	(1)	-%
Total Qurate Retail Revenue	$4,452	$4,059	(9)%	(8)%

Operating Income (Loss)
QxH(b)	$384	$247	(36)%
QVC International	144	141	(2)%	2%
Zulily(c)	(15)	(396)	NM
Cornerstone	34	27	(21)%
Unallocated corporate cost	(17)	(12)	29%
Total Qurate Retail Operating Income (Loss)	$530	$7	NM	NM

Adjusted OIBDA (Loss)
QxH	$486	$374	(23)%
QVC International	162	160	(1)%	2%
Zulily	9	(10)	NM
Cornerstone	40	34	(15)%
Unallocated corporate cost	(14)	(8)	43%
Total Qurate Retail Adjusted OIBDA (Loss)	$683	$550	(19)%	(19)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the fourth quarter of 2021, QxH incurred $21 million of costs related to the fire at its Rocky Mount, NC fulfillment center which are included in Operating Income and excluded from adjusted OIBDA. See reconciling schedule 4.
c)	Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill in the fourth quarter of 2021.

FULL YEAR 2021 FINANCIAL RESULTS

(amounts in millions)	2020	2021	% Change	% Change Constant Currency(a)
Revenue
QxH	$8,505	$8,277	(3)%
QVC International	2,967	3,077	4%	2%
Zulily	1,636	1,453	(11)%
Cornerstone	1,070	1,238	16%
Intersegment eliminations	(1)	(1)	-%
Total Qurate Retail Revenue	$14,177	$14,044	(1)%	(1)%

Operating Income (Loss)
QxH(b)	$1,128	$1,018	(10)%
QVC International	439	489	11%	10%
Zulily(c)	(12)	(469)	NM
Cornerstone	64	108	69%
Unallocated corporate cost	(47)	(59)	(26)%
Total Qurate Retail Operating Income (Loss)	$1,572	$1,087	NM	NM

Adjusted OIBDA (Loss)
QxH	$1,547	$1,439	(7)%
QVC International	510	562	10%	8%
Zulily	83	(12)	NM
Cornerstone	94	137	46%
Unallocated corporate cost	(36)	(46)	(28)%
Total Qurate Retail Adjusted OIBDA (Loss)	$2,198	$2,080	(5)%	(6)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the fourth quarter of 2021, QxH incurred $21 million of costs related to the fire at its Rocky Mount, NC fulfillment center which are included in Operating Income and excluded from adjusted OIBDA. See reconciling schedule 4.
c)	Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill in the fourth quarter of 2021.

FOURTH QUARTER AND FULL YEAR 2021 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	4Q20	4Q21	% Change	2020	2021	% Change
Net income (loss)	$666	$(215)	NM	$1,204	$340	(72)%
Adjusted net income(a)	$680	$160	(76)%	$1,258	$716	(43)%

Basic weighted average shares outstanding ("WASO")	416	389		416	403
Potentially dilutive shares	11	11		5	12
Diluted WASO	427	400		421	415

GAAP EPS(b)	$1.56	$(0.54)	NM	$2.86	$0.82	(71)%
Adjusted EPS(a)	$1.59	$0.40	(75)%	$2.99	$1.73	(42)%

a)	See reconciling schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined in the fourth quarter primarily due to a 6% decrease in units sold, reflecting supply chain constraints and product scarcity for home and electronics. Average selling price was flat in the quarter. QxH experienced a 12% increase in average spend per customer and an 11% increase in items purchased per customer, which were offset by a decline in customer count versus 2020’s solid gains. QxH reported declines primarily in home and electronics, partially offset by growth in apparel and beauty.  For the full year, QxH revenue decreased due to a 2% decline in average selling price and 1% decrease in units sold. QxH saw an 8% increase in average spend per customer and a 10% increase in items purchased per customer for the full year, which were offset by reduced customer count. QxH experienced declines in home, electronics and beauty, partially offset by growth in apparel and accessories.

In the fourth quarter, operating income and adjusted OIBDA margin(3) decreased primarily due to higher fulfillment (freight and warehouse) and marketing expenses, lower product margins, higher fixed costs and bad debt expense. These pressures were partially offset by lower incentive compensation accruals. For the full year, operating income and adjusted OIBDA margin decreased primarily due to higher fulfillment and marketing expenses, partially offset by lower incentive compensation accruals and lower inventory obsolescence and bad debt expense.

For the quarter and full year, operating income includes $21 million of costs related to the fire that occurred at QVC’s Rocky Mount, NC fulfillment center on December 18, 2021.  Rocky Mount was Qurate Retail’s second-largest fulfillment center, processing approximately 25% to 30% of volume for QVC-US and serving as QVC-US’s primary returns center for hard goods. The building was significantly damaged because of the fire and related smoke and will be closed for the foreseeable future. The Company has taken steps to mitigate disruption to operations including diverting inbound orders to its other fulfillment centers and will continue to leverage its existing fulfillment centers in the near-term. Excluding Rocky Mount, QxH operates eight fulfilment centers in the US.

In the fourth quarter, QxH incurred fire related costs of approximately $250 million, which includes (i) $134 million in loss on inventory, (ii) $87 million in loss on fixed assets, and (iii) $29 million in other fire related costs, including $21 million of costs that were not fully reimbursable by QVC’s insurance policies, primarily related to shut down pay and severance expense that were netted with expected insurance recoveries. Based on the provisions of QVC’s insurance policies, Qurate Retail has determined that recovery of certain fire related costs is probable, and an insurance receivable balance of $129 million, net of $100 million of insurance proceeds received in advance, has been recorded as of December 31, 2021. As of the date of this release, Qurate Retail is still in the process of assessing damage to property and inventory and submitting relevant insurance claims. There is approximately $117 million of inventory at the Rocky Mount facility that is currently being assessed for damage and is included on the consolidated balance sheet as of December 31, 2021. We anticipate any additional inventory losses will be covered by our insurance policies. QxH expects to continue to record additional costs and recoveries until the property and inventory assessment is complete and the insurance claim is fully settled. While the Company has started taking steps to minimize the overall impact to the business, we expect a negative impact to net sales because of lost inventory as well as increased warehouse and logistics costs in 2022.

QVC International

For the quarter, US Dollar denominated results were negatively affected by exchange rate fluctuations. The US Dollar strengthened 8% versus the Japanese Yen and 4% against the Euro, partially offset by weakening 2% versus the British Pound. For the full year, US Dollar denominated results were positively affected by exchange rate fluctuations. The US Dollar weakened 7% versus the British Pound and 3% against the Euro, partially offset by strengthening 3% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the fourth quarter and full year 2021.

QVC International’s constant currency revenue declined in the fourth quarter primarily due to a 6% decline in units sold. Average selling price was flat. QVC International also experienced supply chain constraints in Europe and reported declines primarily in home, beauty and electronics. For the full year, QVC International’s constant currency revenue grew primarily due to a 2% higher average selling price, partially offset by fewer units sold.  QVC International reported revenue growth primarily in apparel, home and jewelry, partially offset by a decline primarily in electronics.

For the fourth quarter and full year, operating income and adjusted OIBDA margin increased primarily due to lower management incentive accruals and inventory obsolescence expenses and higher product margins, partially offset by fixed cost deleverage.

Zulily

For the quarter and full year, Zulily revenue decreased, primarily reflecting supply constraints and marketing challenges.

Operating loss for the quarter and full year increased primarily due to a $363 million non-cash impairment charge related to Zulily’s tradename and goodwill incurred in the fourth quarter of 2021.

Adjusted OIBDA margin decreased in the quarter primarily due to fixed cost deleverage and higher fulfilment and bad debt expenses, which were partially offset by higher product margins, lower marketing expense due to reduced spend and lower management incentive accruals. For the full year, adjusted OIBDA margin decreased primarily due to higher fulfillment, fixed costs and marketing expenses, which were partially offset by lower management incentive accruals and higher product margins.

Cornerstone

For the quarter and full year, Cornerstone generated record revenue growth at each of its brands. This is primarily due to strong growth in its home brands (Frontgate, Ballard Designs, and Grandin Road) and demand for apparel and home products at Garnet Hill. For the quarter, operating income and adjusted OIBDA margin decreased primarily from higher freight and marketing costs, which were partially offset by product margin gains. For the full year, operating income and adjusted OIBDA margin increased primarily from sales growth, product margin gains and fixed cost leverage, which were partially offset by higher freight costs.

FOURTH QUARTER 2021 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	4Q20	4Q21	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	66.8%	68.6%	180	bps
Operating Income Margin (%)	14.1%	9.7%	(440)	bps
Adjusted OIBDA Margin (%)	17.8%	14.7%	(310)	bps
Average Selling Price	$55.17	$55.34	-%
Units Sold			(6)%
Return Rate(b)	12.0%	13.1%	110	bps
eCommerce Revenue(c)	$1,701	$1,598	(6)%
eCommerce % of Total Revenue	62.5%	62.9%	40	bps
Mobile % of eCommerce Revenue(d)	65.8%	67.0%	120	bps

QVC – International
Cost of Sales % of Revenue	62.3%	61.1%	(120)	bps
Operating Income Margin (%)	16.1%	17.3%	120	bps
Adjusted OIBDA Margin (%)	18.1%	19.7%	160	bps
Average Selling Price			(4)%		-%
Units Sold			(6)%
Return Rate(b)	18.5%	18.0%	(50)	bps
eCommerce Revenue(c)	$434	$402	(7)%		(4)%
eCommerce % of Total Revenue	48.4%	49.4%	100	bps
Mobile % of eCommerce Revenue(d)	73.3%	75.1%	180	bps

Zulily
Cost of Sales % of Revenue	77.9%	78.9%	100	bps
Operating Income Margin (%)(e)	(3.0)%	(112.8)%	NM
Adjusted OIBDA Margin (%)	1.8%	(2.8)%	(460)	bps
Mobile % of Total Orders	75.0%	75.2%	20	bps

Cornerstone
Cost of Sales % of Revenue	58.6%	59.3%	70	bps
Operating Income Margin (%)	10.3%	7.6%	(270)	bps
Adjusted OIBDA Margin (%)	12.1%	9.5%	(260)	bps
eCommerce Revenue(c)	$249	$274	10%
eCommerce % of Total Revenue	75.2%	76.8%	160	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales in US dollars.
c)	Based on net revenue.
d)	Based on gross US dollar orders.
e)	Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill in the fourth quarter of 2021.

FULL YEAR 2021 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2020	2021	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	65.4%	66.0%	60	bps
Operating Income Margin (%)	13.3%	12.3%	(100)	bps
Adjusted OIBDA Margin (%)	18.2%	17.4%	(80)	bps
Average Selling Price	$53.63	$52.70	(2)%
Units Sold			(1)%
Return Rate(b)	14.3%	14.1%	(20)	bps
eCommerce Revenue(c)	$5,089	$5,003	(2)%
eCommerce % of Total Revenue	59.8%	60.4%	60	bps
Mobile % of eCommerce Revenue(d)	65.3%	66.4%	110	bps
LTM Total Customers(e)	11.6	10.4	(10)%

QVC – International
Cost of Sales % of Revenue	62.5%	61.8%	(70)	bps
Operating Income Margin (%)	14.8%	15.9%	110	bps
Adjusted OIBDA Margin (%)	17.2%	18.3%	110	bps
Average Selling Price			4%		2%
Units Sold			(1)%
Return Rate(b)	18.8%	18.1%	(70)	bps
eCommerce Revenue(c)	$1,359	$1,458	7%		5%
eCommerce % of Total Revenue	45.8%	47.4%	160	bps
Mobile % of eCommerce Revenue(d)	73.2%	73.4%	20	bps
LTM Total Customers(e)	4.9	4.7	(4)%
			`
Zulily
Cost of Sales % of Revenue	75.1%	77.6%	250	bps
Operating Income Margin (%)(f)	(0.7)%	(32.3)%	NM
Adjusted OIBDA Margin (%)	5.1%	(0.8)%	(590)	bps
Mobile % of Total Orders	74.4%	75.0%	60	bps
LTM Total Customers(e)	5.6	4.6	(18)%

Cornerstone
Cost of Sales % of Revenue	60.3%	59.3%	(100)	bps
Operating Income Margin (%)	6.0%	8.7%	270	bps
Adjusted OIBDA Margin (%)	8.8%	11.1%	230	bps
eCommerce Revenue(c)	$811	$915	13%
eCommerce % of Total Revenue	75.8%	73.9%	(190)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales in US dollars.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.
f)	Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill in the fourth quarter of 2021.

Taxes

Qurate Retail estimates that its average annual effective tax rate through 2022 will be in the range of 27-31% including federal, state and foreign taxes. This is elevated relative to prior years due to the expiration of certain of Qurate Retail’s green energy investment credits at the end of 2021. This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

On November 22, 2021, Qurate Retail distributed a special cash dividend to holders of QRTEA and QRTEB common stock in the amount of $1.25 per common share, for an aggregate dividend of $488 million.

From November 1, 2021 through January 31, 2022, Qurate Retail repurchased approximately 18.2 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $9.22 (unadjusted for special cash dividend distribution) for total cash consideration of $168 million. The remaining repurchase authorization for Qurate Retail is approximately $492 million as of February 1, 2022.

FOOTNOTES

1)	Qurate Retail’s President and CEO, David Rawlinson, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.S.T.) on February 25, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	9/30/2021	12/31/2021
Cash and cash equivalents (GAAP)	$798	$587

Indemnification Asset(a)	$394	$324

Debt:
QVC senior secured notes(b)	$4,450	$4,450
QVC senior secured bank credit facility	120	481
Senior exchangeable debentures(c)	210	—
Total Qurate Retail Group Debt	$4,780	$4,931

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,192	1,160
Corporate Level Debentures	1,984	1,952
Total Qurate Retail, Inc. Debt	$6,764	$6,883
Unamortized discount, fair market value adjustment and deferred loan costs	530	106
Total Qurate Retail, Inc. Debt (GAAP)	$7,294	$6,989

Other Financial Obligations:
Preferred stock(d)	$1,260	$1,261

QVC, Inc. leverage(e)	1.9x	2.1x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement, which was amended and restated on October 27, 2021. Among the definitional changes to QVC, Inc. leverage, two primary revisions include (a) Cornerstone added to the borrowing group and (b) recognition of all unrestricted cash of the borrowers and their restricted subsidiaries. Excluding these revisions and based on terms of the prior credit agreement leverage, QVC, Inc. was 2.1x as of September 30, 2021.

Cash at Qurate Retail decreased $211 million in the fourth quarter as the $488 million special cash dividend, share repurchases, net cash paid to exchange and redeem the 3.50% Motorola Solutions, Inc. (“MSI”) exchangeable debentures and capital expenditures was partially offset by cash from operations, borrowing under QVC’s bank credit facility and $100 million of insurance proceeds representing an advance of funds from the fire at the Rocky Mount fulfillment center.

Total debt at Qurate Retail increased $119 million in the fourth quarter primarily due to borrowing under QVC’s bank credit facility to fund capital returns and the exchange and redemption of the 3.50% MSI exchangeable debentures. QVC’s bank credit facility has $481 million drawn as of December 31, 2021 with available capacity of approximately $2.75 billion, net of letters of credit. During November and December 2021, QVC delivered MSI shares to holders of the 3.50%

MSI exchangeable debentures to settle exchanges of the debentures. For holders who did not participate in the exchange, their bonds were redeemed on December 13, 2021 at adjusted principal, plus accrued interest and dividend pass-thru. The 3.50% MSI exchangeable debentures had a fair value of approximately $573 million, and the total cost to exchange and redeem the debentures was approximately $315 million, net of proceeds from unwinding related derivative contracts. No 3.50% MSI exchangeable debentures remain outstanding as of December 31, 2021. Also in the fourth quarter, Qurate Retail repurchased approximately $35 million original principal amount of its 4% exchangeable senior debentures due 2029 as part of its ongoing tax and liability management efforts.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of December 31, 2021, a holder of the Charter exchangeable debentures has the ability to exchange and, accordingly, the indemnification asset is included as a current asset in our balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) President and CEO, David Rawlinson, and Executive Chairman, Greg Maffei, will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.S.T.) on February 25, 2022.  The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 7454593, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects, free cash flow, insurance recoveries, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19), issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such business’s operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, transaction related costs (including restructuring, integration and advisory fees), impairments and fire-related costs.  Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 and years ended December 31, 2020 and 2021.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q20	1Q21	2Q21	3Q21	4Q21	2020	2021
Qurate Retail, Inc. Operating Income	$530	$373	$433	$274	$7	$1,572	$1,087
Depreciation and amortization	135	128	129	139	141	562	537
Stock compensation expense	18	16	19	19	18	64	72
Fire related costs, net	—	—	—	—	21	—	21
Impairment of intangible assets	—	—	—	—	363	—	363
Qurate Retail, Inc. Adjusted OIBDA	$683	$517	$581	$432	$550	$2,198	$2,080

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses’ operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 and years ended December 31, 2020 and 2021.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q20	1Q21	2Q21	3Q21	4Q21	2020	2021

QVC
Operating income	$528	$381	$422	$316	$388	$1,567	$1,507
Depreciation and amortization	109	102	102	111	114	453	429
Stock compensation	11	9	11	13	11	37	44
Fire related costs, net of recoveries	—	—	—	—	21	—	21
Adjusted OIBDA	$648	$492	$535	$440	$534	$2,057	$2,001

QxH Adjusted OIBDA	$486	$349	$391	$325	$374	$1,547	$1,439
QVC International Adjusted OIBDA	$162	$143	$144	$115	$160	$510	$562

Zulily
Operating income (loss)	$(15)	$(18)	$(15)	$(40)	$(396)	$(12)	$(469)
Depreciation and amortization	20	20	20	20	21	80	81
Stock compensation	4	4	4	3	2	15	13
Impairment of intangible assets	—	—	—	—	363	—	363
Adjusted OIBDA (Loss)	$9	$6	$9	$(17)	$(10)	$83	$(12)

Cornerstone
Operating income	$34	$21	$44	$16	$27	$64	$108
Depreciation and amortization	6	6	7	8	6	29	27
Stock compensation	—	—	1	—	1	1	2
Adjusted OIBDA	$40	$27	$52	$24	$34	$94	$137

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 and years ended December 31, 2020 and 2021.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	4Q20	1Q21	2Q21	3Q21	4Q21	2020	2021
Qurate Retail, Inc. Net Income (Loss) (GAAP)	$666	206	$222	$127	$(215)	$1,204	$340
Purchase accounting amort., net of deferred tax benefit(a)	27	26	25	27	28	108	106
Impairment of intangible assets, net of tax impact	—	—	—	—	331	—	331
Gain on transactions, net of tax impact	—	—	—	—	—	(167)	—
Loss on extinguishment of debt, net of tax impact	—	—	—	—	—	30	—
Fire related costs, net of recoveries and tax impact	—	—	—	—	16	—	16
Mark-to-market adjustments, net(b)	(13)	(31)	(15)	(31)	—	83	(77)
Adjusted Net Income	$680	$201	$232	$123	$160	$1,258	$716

Diluted earnings per share (GAAP)	$1.56	$0.49	$0.52	$0.31	$(0.54)	$2.86	$0.82
Adjustments, net of tax	0.03	(0.01)	0.02	(0.01)	0.94	0.13	0.91
Adjusted earnings per share	$1.59	$0.48	$0.54	$0.30	$0.40	$2.99	$1.73

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

SCHEDULE 4

The following table provides certain incremental costs incurred related to the Rocky Mount, Inc. fulfillment center fire and related insurance recovery for the year ended December 31, 2021.

Year ended December 31, 2021
amounts in millions
Loss on inventory	$134
Loss on fixed assets	87
Other fire related costs(1)	29
Total	250
Insurance recoveries received	(100)
Expected insurance recoveries	(129)
Fire related costs, net	$21

1)	Amount includes $21 million of costs that will not be reimbursed by QVC’s insurance policies, primarily related to personnel costs.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

	December 31, 2021	December 31, 2020

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$587	806
Trade and other receivables, net	1,679	1,640
Inventory, net	1,623	1,301
Indemnification agreement receivable	324	345
Other current assets	235	473
Total current assets	4,448	4,565
Property and equipment, net	1,077	1,300
Intangible assets not subject to amortization	9,377	9,806
Intangible assets subject to amortization, net	745	779
Other assets, at cost, net of accumulated amortization	602	549
Total assets	$16,249	16,999

Liabilities and Equity
Current liabilities:
Accounts payable	$1,429	1,305
Accrued liabilities	1,236	1,418
Current portion of debt	1,315	1,750
Other current liabilities	244	231
Total current liabilities	4,224	4,704
Long-term debt	5,674	5,186
Deferred income tax liabilities	1,353	1,359
Preferred stock	1,261	1,249
Other liabilities	707	768
Total liabilities	13,219	13,266
Equity/Attributed net assets (liabilities)	2,894	3,598
Non-controlling interests in equity of subsidiaries	136	135
Total liabilities and equity	$16,249	16,999

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

	Years ended December 31,
	2021	2020

	amounts in millions
Revenue:
Total revenue, net	$14,044	14,177

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	9,231	9,291
Operating expense	875	867
Selling, general and administrative, including stock-based compensation	1,930	1,885
Impairment of intangible assets and long-lived assets	363	—
Fire related costs, net	21	—
Depreciation and amortization	537	562
	12,957	12,605
Operating income (loss)	1,087	1,572

Other income (expense):
Interest expense	(468)	(408)
Share of earnings (losses) of affiliates, net	(94)	(156)
Realized and unrealized gains (losses) on financial instruments, net	99	(110)
Gains (losses) on transactions, net	10	224
Tax sharing income (expense) with Liberty Broadband	10	(39)
Other, net	(6)	(32)
	(449)	(521)
Earnings (loss) from continuing operations before income taxes	638	1,051
Income tax (expense) benefit	(217)	211
Net earnings (loss)	421	1,262
Less net earnings (loss) attributable to the noncontrolling interests	81	58
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$340	1,204

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

	Years ended December 31,
	2021	2020

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$421	1,262
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	537	562
Impairment of intangible assets	363	-
Stock-based compensation	72	64
Noncash interest expense	10	7
Share of (earnings) losses of affiliates, net	94	156
Realized and unrealized (gains) losses on financial instruments, net	(99)	110
(Gains) losses on transactions, net	(10)	(224)
(Gains) losses on extinguishment of debt	1	40
Deferred income tax expense (benefit)	(4)	(356)
Other noncash charges (credits), net	22	8
Insurance proceeds received for inventory loss	100	—
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	27	232
Decrease (increase) in inventory	(440)	133
Decrease (increase) in prepaid expenses and other assets	76	39
(Decrease) increase in trade accounts payable	147	185
(Decrease) increase in accrued and other liabilities	(92)	237
Net cash provided (used) by operating activities	1,225	2,455

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions of investments	81	271
Investment in and loans to cost and equity investees	(202)	(119)
Capital expenditures	(244)	(257)
Expenditures for television distribution rights	(187)	(56)
Proceeds from sale of fixed assets	54	—
Other investing activities, net	(3)	—
Net cash provided (used) by investing activities	(501)	(161)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,037	1,300
Repayments of debt	(594)	(2,079)
Repurchases of Qurate Retail common stock	(365)	(70)
Withholding taxes on net share settlements of stock-based compensation	(29)	(7)
Payments for issuances of financial instruments	(694)	(69)
Proceeds from settlements of financial instruments	311	79
Dividends paid to noncontrolling interest	(60)	(62)
Dividends paid to common shareholders	(503)	(1,251)
Other financing activities, net	(17)	(22)
Net cash provided (used) by financing activities	(914)	(2,181)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(28)	20
Net increase (decrease) in cash, cash equivalents and restricted cash	(218)	133
Cash, cash equivalents and restricted cash at beginning of period	814	681
Cash, cash equivalents and restricted cash at end of period	$596	814